Exhibit 99.1

For Immediate Release                          Contact:  Douglas Jamieson
President, Chief Executive Officer
(203) 629-2726

For further information please visit
www.associated-capital-group.com

Frederic V. Salerno Joins Board of Directors of Associated Capital Group

Rye, New York, February 8, 2017 – Associated Capital Group, Inc. (NYSE: AC) today announced the election of Frederic V. Salerno, the former Vice Chairman of Verizon Communications Inc., to its board of directors.

Mr. Salerno, who was with Verizon and its predecessor companies from 1965 to 2002, currently is a member of the Board of Directors of Akamai Technologies, Inc., FCB Financial Holdings, Inc. and the Intercontinental Exchange, Inc.  He is a past director of CBS, Keyspan, Consolidated Edison among other public company directorships.  Mr. Salerno has also served on the Board of Trustees of a number of community and educational organizations, including Manhattan College and the Archdiocese of New York’s Partnership for Quality Education.

Mario J. Gabelli, Executive Chairman of Associated Capital Group said, “We are delighted to have the good fortune of Fred’s counsel on our board.  Fred has been a valuable contributor to the boards of our affiliated companies over the years.  He is an exceptionally talented and knowledgeable professional and we are privileged to have him serve our shareholders.”

About Associated Capital Group, Inc.:

Associated Capital Group operates as diversified financial services and investment management business with three core pillars of operations; a principal strategies group which invests the firms proprietary capital in new and existing businesses; an asset management business that emphasizes event driven value and merger arbitrage oriented alternative investment portfolios for institutions and high net worth investors; and institutional research services business, publishing research as Gabelli & Company, and was founded in 1976.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release may contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. In particular, these include statements relating to future actions, future performance and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.